NEWS
RELEASE
Contact:                Scott A. McCurdy
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

GEOKINETICS REPORTS RECORD RESULTS FOR 2008

Strong International Demand Drives Significant Increases in Revenues and EBITDA,
Backlog Remains at Record Level

HOUSTON, TEXAS, March 5, 2009 (PR Newswire) – Geokinetics Inc. (NYSE Alternext US: GOK) announced today financial results of operations for the three and twelve months ending December 31, 2008.

Highlights for the year ended December 31, 2008 include:
•	Revenue increased 33% from 2007 to $474.6 million.
•	EBITDA (a non-GAAP financial measurement, defined below) increased 89% from 2007 (excluding $3.2 million of one-time, non-recurring severance and reorganization costs in 2007) to $65.0 million.
•
Loss Applicable to Common Stockholders narrowed to $5.3 million, or ($0.51) per share, compared to a loss before one-time, non-recurring charges ($3.2 million mentioned above and $6.9 million loss on redemption of Notes in 2007) of $10.7 million, or ($1.25) per share, for the twelve months ended December 31, 2007.

Highlights for the quarter ended December 31, 2008 include:
•	Revenue increased 38% from the fourth quarter of 2007 to $117.8 million.
•	EBITDA (a non-GAAP financial measurement, defined below) increased 587% from the fourth quarter of 2007 to $15.8 million.
•	Loss Applicable to Common Stockholders narrowed to $6.3 million, or ($0.60) per share, compared to a loss of $9.0 million, or ($0.87) per share, for the three months ended December 31, 2007.

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Additionally:
•
The Company invested $77.1 million during the year (including $7.5 million in the fourth quarter), primarily to increase its international drilling and recording capacity. Overall channel count increased 13% from year-end 2007 to 122,500 channels.  In addition, the Company further bolstered its shallow water operations through the development and addition of multiple new special purpose vessels which are already deployed on existing contracts.

•
Backlog increased approximately 33% to $548 million at December 31, 2008, from $411 million at December 31, 2007, up approximately 8% from $509 million at September 30, 2008. The increase is primarily related to international projects targeting oil prospects with 84% of backlog at year-end associated with orders from international customers.

Management Comment

Richard F. Miles, President and Chief Executive Officer, said: “Although oil and natural gas prices have declined precipitously from their highs in 2008, our backlog remains at record levels and demand remains strong in our international data acquisition segment where all crews are currently active.  In fact, a significant amount of our backlog was added after last fall’s collapse in the credit markets and subsequent decline in commodity prices.  Equally important, our financial structure is strong.  Our debt level remains relatively low and we intend to reduce outstanding borrowings in 2009 while operating within cash flow.”

“Our international order book continues to grow, as state-owned National Oil Companies (NOCs) and international oil companies increase their efforts to search for oil, often in challenging operational environments.  Over the past two years, we have invested over $170 million to increase recording channel capacity, increase our fleet of transition zone vessels, add Ocean Bottom Cable (OBC) capacity and upgrade our crews’ abilities to meet the changing global demand for seismic services.  As planned, our transition zone and OBC crews have opened new international markets and have achieved strong customer acceptance for operational performance and safety. We have been awarded some very large, long-term international projects during 2008 in Africa, the Far East and Latin America, most of which are now well underway. Although our international business is driving most of our growth, we have maintained our strong competitive position in North America and have seen the benefits of our reorganization efforts through improved results in the profitable data processing and U.S. land seismic markets.”

“In North America, demand for land seismic services has declined in response to deteriorating commodity prices.  As a result we reduced our crew count in the United States from eight to six crews in the first quarter of 2009 and plan to operate only three crews during the Canadian winter season as compared to five in 2008.  We plan to move one of the U.S. crews overseas and combine the other with an existing crew for a large 12,500-channel job beginning in the second quarter.”

“Despite softening demand in North America, orders from customers outside North America remain strong, driving our backlog to new highs and providing us with good revenue visibility  throughout 2009 and in some areas into 2010.”

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Miles continued: “After several years of significant investments to expand our operating capabilities and enhance operating efficiencies, our 2009 capital expenditure budget of $37 million reflects our intention to reduce debt and operate within cash flow.  We are confident that we have adequate cash flow, cash-on-hand and credit availability to execute our business strategy throughout 2009. We will continue to maintain our focus on improving the efficiency and profitability of our worldwide operations.”

Three Months Results

Selected information by segment is included below (all data in millions except for Gross Margin percentages):

Three months ended December 31, 2008:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                       $ 36.0                $ 79.0                     $ 2.8                      $ 117.8
Direct operating costs                     29.2                  60.6                         2.1                           91.9
Gross Margin %                                  19%                  23%                      25%                          22%

Three months ended December 31, 2007:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                       $ 43.4                $ 39.5                       $ 2.6                     $   85.5
Direct operating costs                     36.3                  35.5                          2.4                          74.2
Gross Margin %                                  16%                 10%                          8%                         13%

Revenue increased 38% in the three months ended December 31, 2008, compared to the same period of 2007.  Revenue increases were driven by strong demand for international data acquisition services and increased recording capacity resulting from the Company’s extensive capital investment program in 2007 and 2008.  International revenue improvements were partially offset by decreased revenues in North America as the result of lower activity in Canada and reduced front-end revenues in the United States resulting from decreasing demand in North America.

Direct operating costs increased 24% in the three months ended December 31, 2008, compared to the same period of 2007.  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 22% in the fourth quarter, compared to 13% for the same period of 2007.  International gross margins improved due to increased operating efficiencies and increased utilization of the Company’s shallow water crews.  North America gross margins improved as the result of increased operational efficiencies generated by new investments in crew upgrades combined with higher levels of term contracts.  Data processing gross margins improved as the result of lower costs and improved productivity.

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

EBITDA (as defined below) increased 587% to $15.8 million for the fourth quarter of 2008, compared to $2.3 million in the fourth quarter of 2007.  EBITDA improved as a result of higher gross margins in all operating segments, increased activity in international markets and increased activity in high-margin shallow water markets.

The Company narrowed its loss applicable to common stockholders to $6.3 million, or ($0.60) per share, in the fourth quarter of 2008, compared to a loss applicable to common stockholders of $9.0 million, or ($0.87) per share for the same quarter in 2007.  This was primarily the result of operational improvements mentioned above offset by higher depreciation and amortization expense resulting from the Company’s extensive capital expenditure programs in 2007 and 2008, increased foreign income taxes and higher dividends resulting from the sale of additional shares of preferred stock in July 2008.

Full-Year Results

Selected information by segment is included below:

Twelve months ended December 31, 2008:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                     $ 177.5                   $ 285.1                  $ 12.0                     $ 474.6
Direct operating costs                  138.2                      223.1                       8.9                        370.2
Gross Margin %                                 22%                       22%                     26%                         22%

Twelve months ended December 31, 2007:

                        Data Acquisition
North America     International     Data Processing     Consolidated
Revenues                                     $ 166.6                  $ 180.3                   $ 10.8                      $ 357.7
Direct operating costs                  135.6                     144.6                      10.6                         290.8
Gross Margin %                                 19%                      20%                        2%                           19%

Revenue increased 33% in the twelve months ended December 31, 2008, compared to the same period of 2007.  Revenue increases were driven primarily by increased recording capacity resulting from the Company’s extensive capital investment programs in 2007 and 2008, stronger demand for international data acquisition services, a stronger Canadian winter season in 2008 and the beneficial impact of crew upgrades in the United States.

Direct operating costs increased 27% in the twelve months ended December 31, 2008, compared to the same period of 2007.  The Company’s gross margin (excluding depreciation and amortization and general and administrative expenses) for consolidated operations was 22% in the twelve months ended December 31, 2008 as compared to 19% in the same period of 2007.  International gross margins increased as a result of capital investments, improved crew efficiencies and the expansion of the Company’s shallow water operations.  North America gross margins improved as the result of increased efficiencies generated from the Company’s investments in crew upgrades and a higher percentage of term contracts.  Data processing gross margins improved as the result of lower costs and the impact of restructuring measures taken in the second half of 2007.

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

EBITDA (as defined below) increased 89% to $65.0 million for the twelve months of 2008, compared to $34.3 million in the twelve months of 2007 (excluding $3.2 million of one-time, non-recurring severances and reorganization costs in 2007).  EBITDA improved in all operating segments as a result of improved contract terms, increased recording capacity and activity levels and the results of crew upgrades.

The Company narrowed its loss applicable to common stockholders to $5.3 million, or ($0.51) per share, in the twelve months of 2008, from a loss of $20.8 million, or ($2.44) per share, for the same period in 2007.   This was primarily the result of improved operational performance, lower interest expense and non-recurring losses recognized in 2007 of $6.9 million for a loss on the redemption of floating rate notes and $3.2 million for severance and reorganization costs.  The improvement was partially offset by increased depreciation and amortization expense resulting from the Company’s extensive capital expenditure programs in 2007 and 2008, increased foreign income taxes and higher dividends resulting from the sale of additional shares of preferred stock in July 2008.

Backlog Remains Strong

Geokinetics’ backlog at year-end 2008 was approximately $548 million, up 33% from $411 million at December 31, 2007 and nearly 8% higher than $509 million at September 30, 2008.  Approximately $463 million or 84% of current backlog is related to international business (excluding Canada), with the remaining $85 million or 16% in North America ($73 million of which is attributable to the United States).  The Company continues to see increasing demand for its services internationally, especially in shallow water environments and for NOCs targeting oil prospects.  Of the Company’s international backlog, approximately $355 million or 77% is with NOCs or partnerships including NOCs.  Approximately $201 million or 43% is in shallow water transition zones and OBC environments.  The Company expects its international backlog to begin decreasing in the short-term as the Company is in the very early stages of many long-term contracts and follow-on work for these crews is not likely to be awarded until nearer the completion of these long-term contracts.

Capital Investments

In the fourth quarter of 2008, the Company made additional investments in equipment to meet demand, improve seismic image quality and upgrade its information systems.  A total of $7.5 million was invested bringing total capital investments for 2008 to $77.1 million.  Significant investments made during the quarter include support equipment for the Company’s international operations, new special purpose, highly transportable vessels and equipment for the Company’s shallow water operations and for the integration of new information technology systems.  In addition, the Company has made significant investments in new drilling and surveying equipment for its international operations.  As of December 31, 2008, the Company had approximately 95,750 stations of single-component and 8,250 stations of multi-component recording equipment, equating to total channel count of 122,500, an increase of more than 13% from 108,000 channels at December 31, 2007.

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Additional channels increase the Company’s revenue generating capacity through improved technology, the ability to operate larger, higher channel count crews and by reducing equipment downtime.  The Company’s capital expenditure budget for 2009 is $37.3 million.  The Company expects these investments to be targeted toward maintenance, the selective additions of additional special purpose vessels and other equipment to improve the efficiency of the Company’s shallow water operations, support equipment for long-term projects in South America and West Africa and the continued integration of new information technology systems.

Selected Balance Sheet Data

Cash and cash equivalents and restricted cash totaled $23.2 million at December 31, 2008, of which $9.9 million was restricted cash.  Total debt was $90.9 million with $33.1 million of that amount being current.  Total debt-to-book capitalization was 28.8% at December 31, 2008, as compared to 29.4% at year-end 2007 and 29.2% at September 30, 2008.  The Company expects to continue making prudent investments to meet demand and believes it has adequate cash flow, cash resources and borrowing availability to fund its capital expenditure budget and working capital requirements for the foreseeable future.

Fourth Quarter Operations Review and First Quarter 2009 Operational Outlook

The Company is providing this update to assist shareholders in understanding the operations of the Company in the fourth quarter of 2008 and the operational expectations for the first quarter of 2009.

North America

Canada - Operated two crews, one for most of and one for half of the fourth quarter   The Company expects to operate three crews for most of the first quarter in Canada’s winter season.

United States - Operated eight crews in the fourth quarter.  The Company expects to operate six crews throughout the first quarter.  Two additional crews will work the first half of the quarter before shutting down.  One of these crews will be relocated to South America for work in the second quarter and the equipment from the other will be combined with an existing crew for a large project that will start in the second quarter requiring 12,500 channels of equipment.  The data acquired on this project will be jointly owned by the Company and its customer and as such will be accounted for as an investment with all costs deferred and amortized against the Company’s share of future data license revenues which will be recognized upon delivery of processed data.  The Company does not expect to earn any license revenues until the latter part of 2009, however, the Company expects that license revenues already committed will be sufficient to cover the Company’s share of cash costs for data acquisition.

International

Latin America – Operated five to seven crews during the fourth quarter, with an average of six crews operating in Brazil, Colombia, Peru and Suriname.  The Company expects to operate six to seven crews during the first quarter, with an average of six and a half crews operating in Bolivia, Brazil, Colombia, Peru and Suriname.  The Company is restarting a crew in Bolivia mid-quarter which is expected to operate on one project until late in the fourth quarter.

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

EAME – Operated two to three crews during the fourth quarter, with an average of two and a half crews operating in Angola, Cameroon, Egypt and Mozambique.  The Company expects to operate two to five crews in the first quarter, with an average of three crews operating during the quarter.  The Company’s OBC crew in Angola commenced operations mid-October and is expected to continue on the same project into early 2010.

Australasia / Far East – Operated one crew during the entire fourth quarter in Malaysia.  The Company expects to operate one to two crews during the first quarter with the one in Malaysia continuing through the entire quarter and another crew working for half of the quarter in India and then mobilizing for a project in Bangladesh.

Below are condensed Consolidated Statements of Results of Operations.  More detailed information is available in the Company’s Form 10-K for the twelve months ended December 31, 2008 which will be filed by March 16, 2009.

	For the Three Months Ended December 31,
	2008	2007
	(In thousands, except per share amounts)
Revenue	$117,758	$85,529

Expenses:
Operating expenses	91,924	74,169
General and administrative	10,056	9,045
Depreciation and amortization	13,275	8,269
Total expenses	115,255	91,483
Other gain (loss), net	(366)	(915)
Income from operations	2,137	(6,869)

Other income (expense):
Interest expense, net	(1,677)	(1,009)
Other	352	347
Total other income (expense)	(1,325)	(662)
Income before income taxes	812	(7,531)
Provision for income taxes	5,122	185
Net income (loss)	(4,310)	(7,716)
Preferred stock dividend and accretion costs	1,982	1,252
Income (loss) applicable to common stockholders	$(6,292)	$(8,968)

Income (loss) per common share – basic	$ (0.60)	$ (0.87)
Income (loss) per common share – diluted	$ (0.60)	$ (0.87)

Weighted average common shares outstanding -- basic	10,470	10,307
Weighted average common shares outstanding – diluted	10,470	10,307

	For the Twelve Months Ended December 31,
	2008	2007
	(In thousands, except per share amounts)
Revenue	$474,598	$357,677

Expenses:
Operating expenses	370,238	290,800
General and administrative	39,341	35,717
Depreciation and amortization	48,990	32,352
Total expenses	458,569	358,869
Other gain (loss), net	(130)	572
Income from operations	15,899	(620)

Other income (expense):
Interest Expense, net (2007 includes loss on redemption of Notes of $6.9 million)	(6,176)	(15,184)
Other	531	2,120
Total other income (expense):	(5,645)	(13,064)
Income (loss) before income taxes	10,254	(13,684)
Provision for income taxes	9,268	2,252
Net income (loss)	986	(15,936)
Preferred stock dividend and accretion costs	6,325	4,866
Income (loss) applicable to common stockholders	$(5,339)	$(20,802)

Income (loss) per common share – basic	$ (0.51)	$ (2.44)
Income (loss) per common share – diluted	$ (0.51)	$ (2.44)

Weighted average common shares outstanding -- basic	10,390	8,513
Weighted average common shares outstanding – diluted	10,390	8,513

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	For the Three Months Ended December 31,
	2008	2007
	(In thousands)
Income (Loss) Applicable to Common Stockholders	$(6,292)	$(8,968)
Preferred Stock Dividends and Accretion Costs	1,982	1,252
Net Income (Loss)	(4,310)	(7,716)
Provision for Income Taxes	5,122	185
Interest Expense, net	1,677	1,009
Other Expense (Income) (as defined above)	14	568
Depreciation and Amortization	13,275	8,269
EBITDA	$15,778	$2,315

	For the Twelve Months Ended December 31,
	2008	2007
	(In thousands)
Income (Loss) Applicable to Common Stockholders	$(5,339)	$(20,802)
Preferred Stock Dividends and Accretion Costs	6,325	4,866
Net Income (Loss)	986	(15,936)
Provision for Income Taxes	9,268	2,252
Interest Expense, net (2007 includes loss on redemption of Notes of $6.9 million)	6,176	15,184
Other Expense (Income) (as defined above)	(401)	(2,692)
Depreciation and Amortization	48,990	32,352
EBITDA	$65,019	$31,160

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Conference Call and Webcast Information

Geokinetics has scheduled a conference call and webcast on Friday, March 6, 2009, beginning at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss its fourth quarter and full-year 2008 financial and operational results.  The webcast may be accessed online through Geokinetics’ website at www.geokinetics.com in the Investor Relations section.  A limited number of telephone lines will also be available to participants ten minutes prior to the start of the webcast by dialing (877) 407- 9210 for domestic or (201) 689-8049 for international.

A replay of the webcast will be available online at www.geokinetics.com in the Investor Relations section and at www.investorcalendar.com.  A telephone audio replay will also be available through April 6, 2009, by dialing (877) 660-6853 for domestic or (201) 612-7415 for international, account #286 and conference ID #313638.  If you have any questions regarding this procedure, please contact Diane Anderson at (713) 850-7600.

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading international provider of seismic data acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics operates in some of the most challenging locations in the world from mountainous jungles, swamps and surf transition zones and ocean bottom environments. More information about Geokinetics is available at www.geokinetics.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company's reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog, which may lead to lower than expected financial performance.

GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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GEOKINETICS INC. (NYSE Alternext US: GOK)
1500 CityWest Blvd., Suite 800, Houston, Texas  77042  (713) 850-7600  (713) 850-7330 FAX